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Exhibit 99.1

Company Contact:	Investor Relations:
Dick Anderson	Julie Huang
Chief Financial Officer	Financial Dynamics
661-775-5302	212-850-5628
danderson@mannkindcorp.com	jhuang@fd-us.com
MANNKIND CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS
Company to Review Clinical Trials, Manufacturing Process, and
Financial Outlook on Today’s 9:00 a.m. EDT Conference Call
VALENCIA, Calif. (July 28, 2005) – MannKind Corporation (Nasdaq NM: MNKD) today reported financial results for the second quarter and six months ended June 30, 2005.
For the second quarter of 2005, total operating expenses were $27.6 million, compared with $18.4 million for the second quarter of 2004. Research and development (R&D) expenses increased by $9.3 million to $23.6 million, primarily due to increased costs associated with the Company’s expanded clinical trials and related support for its Technosphere® Insulin program. General and administrative (G&A) expenses decreased by $0.1 million to $4.0 million.
For the first six months of 2005, operating expenses totaled $50.2 million, compared with $35.0 million in the first half of 2004. R&D expenses were $42.3 million, up $15.2 million, again primarily related to the expansion of clinical trials of MannKind’s Technosphere® Insulin program. G&A expenses increased by $0.1 million to $7.9 million for the first half of 2005.
The net loss applicable to common stockholders for the first half of 2005 was $49.3 million, or $1.50 per share based on 32.8 million shares outstanding, compared with a net loss applicable to common stockholders of $35.3 million, or $1.77 per share based on 20.0 million shares outstanding, for the first half of 2004.
Cash, cash equivalents and marketable securities were $42.4 million at June 30, 2005 and $90.5 million at December 31, 2004.
“During this past quarter, we achieved a significant milestone in the development of our inhaled Technosphere® Insulin System as a unique and innovative treatment for diabetes. We initiated a pivotal Phase 3 safety study in the United States, involving patients with type 1 and type 2 diabetes. This is our second Phase 3 trial, the first being an efficacy study that we have been conducting in Europe since late 2004, in which patient enrollment is ahead of schedule. We expect these studies to add to the growing evidence of the safety and efficacy of inhaled Technosphere® Insulin, such as our completed phase 2b study in which HbA1c levels decreased significantly within a three-month period compared to control with no increase in the risk of hypoglycemia,” said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation.
Conference Call
MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Daylight Time. To participate in the call please dial (888) 935-0258 or listen to the call on the Internet at www.mannkindcorp.com. A telephone replay will be accessible for approximately 48 hours following completion of the call by dialing (866) 476-5481 and entering conference number 8860480. The web site replay will be available for fourteen days.
Presenting from the Company will be:
     • Chairman of the Board and Chief Executive Officer, Alfred E. Mann
     • President and Chief Operating Officer, Hakan Edstrom
     • Corporate Vice President and Chief Financial Officer, Dick Anderson
     • Sr. Vice President Clinical, Scientific & Medical Affairs, Anders Boss
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. The Company is currently in phase 3 clinical trials of its lead product, the Technosphere® Insulin System, in the U.S. and Europe to study its potential for the treatment of diabetes. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s clinical trials and product candidates that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, the risk that future safety and efficacy studies may not confirm our past clinical results, intellectual property matters, difficulties or delays in seeking or obtaining regulatory approval, manufacturing the Company’s lead product candidate, competition from other pharmaceutical or biotechnology companies, the Company’s ability to enter into any collaborations or strategic partnerships or obtain additional financing to support the Company’s operations, the Company’s ability to meet milestones and other risks detailed in MannKind’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2004 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.
(Tables to follow)

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share
amounts)	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	23,596	14,311	42,292	27,110
General and administrative	3,971	4,071	7,922	7,840

Total operating expenses	27,567	18,382	50,214	34,950

Loss from operations	(27,567)	(18,382)	(50,214)	(34,950)
Other income	7	14	21	75
Interest income	405	123	877	221

Loss before provision for income taxes	(27,155)	(18,245)	(49,316)	(34,654)
Income taxes			(1)

Net loss	(27,155)	(18,245)	(49,317)	(34,654)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(612)
Accretion on redeemable preferred stock	—	4	—	(60)

Net loss applicable to common stockholders	$(27,155)	$(18,241)	$(49,317)	$(35,326)

Net loss per share applicable to common stockholders — basic and diluted	$(0.83)	$(0.91)	$(1.50)	$(1.77)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	32,777	19,975	32,777	19,975

MannKind Corporation
Condensed Balance Sheet
(Unaudited)
(in thousands)

	June 30,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$19,552	$78,987
Marketable securities	22,884	11,546
Restricted cash	18	583
State research and development tax credit exchange receivable – current	537	1,500
Prepaid expenses and other current assets	2,457	3,265

Total current assets	45,448	95,881

Property and equipment – net	68,353	66,511

State research and development tax credit exchange receivable - net of current portion	813	1,030
Other assets	203	61

Total	$114,817	$163,483

Liabilities and Stockholders’ Equity

Current liabilities	$16,188	$13,044

Other liabilities	43	76

Stockholders’ equity	98,586	150,363

Total	$114,817	$163,483

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